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                                                                     EXHIBIT 3.3


                      CERTIFICATE OF OWNERSHIP AND MERGER

                                       OF

                        APPLIED VOICE RECOGNITION, INC.
                              (a Utah corporation)

                                 WITH AND INTO

                        APPLIED VOICE RECOGNITION, INC.
                            (a Delaware corporation)

     Pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), the undersigned domestic corporation adopts the following Certificate of Ownership and Merger for the purpose of merging into itself Applied Voice Recognition, Inc., a Utah corporation:

     1.   The name and state of incorporation of each constituent corporation is
(i) Applied Voice Recognition, Inc., a Utah corporation ("AVRI-UT"), to be merged with and into (ii) Applied Voice Recognition, Inc., a Delaware corporation ("AVRI-DE" and collectively with AVRI-UT, the "Constituent Corporations"), which shall survive the merger (the "Merger").

     2. The number of outstanding shares of each class of AVRI-DE is 9,073,000 shares of common stock, par value $.001 per share ("AVRI-DE Common Stock"), all of which are owned by the AVRI-UT.

     3. The following resolution was adopted by the Board of Directors of the Merged Corporation on November 7, 1997:

          RESOLVED, that Applied Voice Recognition, Inc., a Utah corporation ("AVRI-UT"), be merged with and into Applied Voice Recognition, Inc., a Delaware corporation and wholly-owned subsidiary of AVRI-UT ("AVRI-DE"), with AVRI-DE being the corporation which survives the Merger whereupon at the Effective Time of the Merger automatically and without any action by the holders thereof , each share of the common stock, par value $.001 per share, of AVRI-UT ("AVRI-UT Common Stock") and each share of the Series A Preferred Stock, par value $.10 per share (the "AVRI-UT Series A Preferred Stock"), issued and outstanding immediately preceding the Effective Time of the Merger shall, without any action on the part of the holders thereof, be converted into an identical number of shares of the common stock, par value $.001 per share, of AVRI-DE ("AVRI-DE Common Stock") or the Series A Preferred, par value $.10 per share (the "AVRI-DE Series A Preferred Stock").

     4. The Merger was adopted, approved, certified, executed and acknowledged by AVRI-UT, the parent corporation, in accordance with the laws of the State of Utah.
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     IN WITNESS WHEREOF, AVRI-UT has caused this Certificate of Ownership and
Merger to be executed by its Chief Executive Officer, Chief Financial Officer and Chairman of the Board on this 26th day of January, 1998.


APPLIED VOICE RECOGNITION, INC.
(a Utah corporation)
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By: /s/ Timothy J. Connolly    Attest: /s/ William T. Kennedy
   -------------------------          --------------------------
    Timothy J. Connolly,                William T. Kennedy,
  Chief Executive Officer,              Assistant Secretary
 Chief Financial Officer and
    Chairman of the Board
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